Exhibit 99.1

Tyra Biosciences Reports Second Quarter 2022 Financial Results and Highlights

-IND clearance received from FDA to proceed with SURF301 Study of TYRA-300-

-Pipeline on track; IND for TYRA-200 to be filed in 2H 2022-

-Well-capitalized with cash and cash equivalents of $275.1 million as of Q2 2022-

CARLSBAD, Calif., August 4, 2022 – Tyra Biosciences, Inc. (Nasdaq: TYRA), a precision oncology company focused on developing purpose-built therapies to overcome tumor resistance and improve outcomes for patients with cancer, today reported financial results for the quarter ended June 30, 2022 and highlighted recent corporate progress.

“It’s been a very productive second quarter at TYRA, highlighted by the FDA clearance to proceed with our SURF301 study of TYRA-300. I couldn’t be more pleased with the execution our team has demonstrated and we look forward to moving our first precision oncology therapy into the clinic,” said Todd Harris, CEO of TYRA. “We also remain on track to submit an IND for TYRA-200 in the second half of 2022 and continue to advance our pipeline.”

Recent Corporate Highlights

•
IND Clearance Received for TYRA-300. The U.S. Food and Drug Administration (FDA) cleared TYRA to proceed with its Phase 1/2 SURF301 clinical study of TYRA-300, an FGFR3-selective inhibitor, in patients with metastatic urothelial carcinoma of the bladder and urinary tract. SURF301 is a two-part study designed to determine the optimal and maximum tolerated doses (MTD) and the recommended Phase 2 dose (RP2D) of TYRA-300.

•
IND for TYRA-200 on Track. TYRA continued to advance TYRA-200, an FGFR2 inhibitor with an initial focus on patients with intrahepatic cholangiocarcinoma. TYRA remains on track to submit an IND with the FDA for TYRA-200 in the second half of 2022.

•
Pipeline Progression. TYRA continued to progress its pipeline including programs targeting achondroplasia and other FGFR3-related skeletal dysplasias, FGFR4-related cancers, and REarranged during Transfection kinase (RET).

•
Strengthened Leadership Team with Key Hires. During the second quarter of 2022, TYRA made key senior appointments to its leadership team of Sarah Honig as Vice President, Corporate Development and Strategy, and Ali Fawaz as General Counsel and Secretary.

Second Quarter 2022 Financial Results

•
Second quarter 2022 net loss was $15.1 million compared to $5.5 million for the same period in 2021.
•
Second quarter 2022 research and development expenses were $12.0 million compared to $4.4 million for the same period in 2021.
•
Second quarter 2022 general and administrative expenses were $3.4 million compared to $1.1 million for the same period in 2021.
•
As of June 30, 2022, TYRA had cash and cash equivalents of $275.1 million.

About Tyra Biosciences

Tyra Biosciences, Inc. is a precision oncology company focused on developing purpose-built therapies to overcome tumor resistance and improve outcomes for patients with cancer. TYRA’s proprietary in-house discovery platform, SNÅP, enables the rapid and precise refinement of structural design through iterative molecular SNÅPshots that help predict genetic alterations most likely to cause acquired resistance to existing therapies. Leveraging SNÅP, TYRA is developing a pipeline of selective inhibitors of Fibroblast Growth Factor Receptors (FGFR), which are altered in approximately 7% of all cancers. TYRA-300 is an FGFR3 selective inhibitor for oncology. TYRA-200 is an FGFR2 inhibitor that TYRA is developing initially in intrahepatic cholangiocarcinoma. TYRA is also targeting achondroplasia and other FGFR3 related skeletal dysplasias, FGFR4-related cancers, and RET. TYRA is based in Carlsbad, CA. For more information about our science, pipeline and people, please visit www.tyra.bio and engage with us on LinkedIn.

Forward-Looking Statements

TYRA cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the potential to develop purpose-built therapies that improve clinical outcomes; and the expected IND submission timing for TYRA-200. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: we are early in our development efforts, have not tested any of our product candidates in clinical trials and the approach we are taking to discover and develop drugs based on our SNÅP platform is novel and unproven and it may never lead to product candidates that are successful in clinical development or approved products of commercial value; potential delays in the commencement, enrollment, and completion of preclinical studies and clinical trials; our dependence on third parties in connection with manufacturing, research and preclinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization; unfavorable results from preclinical studies; results from preclinical studies or early clinical trials not necessarily being predictive of future results; our ability to maintain undisrupted business operations due to the COVID-19 pandemic, including delaying or disrupting our preclinical studies, manufacturing, and supply chain; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates and proprietary technologies; we may use our capital resources sooner than we expect; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Amy Conrad

aconrad@tyra.bio

Tyra Biosciences, Inc.

Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2022	2021

Balance Sheet Data:
Cash and cash equivalents	$275,107	$302,182
Working capital	271,844	300,441
Total assets	287,118	306,701
Accumulated deficit	(70,292)	(40,371)
Total stockholders’ equity	278,853	301,737

Tyra Biosciences, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$12,047	$4,381	$21,692	$7,902
General and administrative	3,381	1,127	8,570	1,816
Total operating expenses	15,428	5,508	30,262	9,718
Loss from operations	(15,428)	(5,508)	(30,262)	(9,718)
Other income (expense):
Interest income	346	4	364	5
Other expense	(13)	(8)	(23)	(8)
Total other income (expense)	333	(4)	341	(3)
Net loss and comprehensive loss	$(15,095)	$(5,512)	$(29,921)	$(9,721)
Net loss per share, basic and diluted	$(0.36)	$(2.43)	$(0.72)	$(4.54)
Weighted-average shares used to compute net loss per share, basic and diluted	41,777,206	2,267,113	41,665,155	2,139,889